QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 13, 2004

WALTER INDUSTRIES, INC.
(Exact name of Registrant as specified in Charter)

Delaware	001-13711	13-3429953
(Jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4211 W. Boy Scout Boulevard
Tampa, Florida 33607
(Address of principal executive offices)

Registrant's telephone number, including area code: (813) 871-4811

Not Applicable
(Former name or former address, if changed since last report.)

Item 7.    Financial Statements and Exhibits.

(c)	Exhibits
99.1	Press Release dated April 13, 2004.
99.2	Risk Factors.

Item 9.    Regulation FD Disclosure

        On April 13, 2004, Walter Industries, Inc. (the "Company") issued the press release furnished herewith as Exhibit 99.1 announcing the proposed private placement of $125 million aggregate principal amount of convertible senior subordinated notes (up to $150.0 million if the initial purchasers exercise their option to purchase additional notes). In connection with the offering, the Company published the "Risk Factors" furnished herewith as Exhibit 99.2. Exhibits 99.1 and 99.2 are hereby incorporated by reference.

        As noted in the press release, the Company has agreed to repurchase 1,960,784 shares of its common stock from certain affiliates of Kohlberg Kravis Roberts & Co. for approximately $25.0 million, or $12.75 per share. All of the KKR affiliates that own common stock of the Company have agreed with the initial purchasers, subject to certain conditions, not to sell any of their remaining common stock in the Company for 90 days following the closing of the convertible note offering, except in privately negotiated transactions with the Company in an aggregate additional amount not to exceed $25 million. These KKR affiliates benefit from agreements with the Company that would require the Company, upon written request from such KKR affiliates, to register their common stock in the Company for sale to the public under the Securities Act of 1933. The KKR affiliates may exercise this right at any time, including during the 90 days following the closing of the convertible note offering. The Company and the KKR affiliates have agreed to amend these agreements to require the Company to maintain the effectiveness of such registration for a minimum of two years.

        Effective April 13, 2004, the Company entered into the Fourth Amendment of its Credit Agreement dated April 17, 2003 by and among the Company, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, SunTrust Bank, as Syndication Agent and L/C Issuer, BNP Paribas and Credit Lyonnais, as Co-Documentation Agents and the Lenders thereto. The Fourth Amendment permits the Company to incur additional indebtedness related to the issuance of the convertible senior subordinated notes and to repurchase shares of the Company's common stock as described in the press release referred to above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.
By:	/s/ VICTOR P. PATRICK Name: Victor P. Patrick Title: Senior Vice President, General Counsel and Secretary

Dated: April 13, 2004

EXHIBIT INDEX

Exhibit Number	Title
99.1	Press Release dated April 13, 2004.
99.2	Risk Factors.

QuickLinks

SIGNATURES
EXHIBIT INDEX